Exhibit 10.36(1)
Schedule of 2008 Annual Incentive Bonus Compensation Payouts
and 2008 and 2009 Base Salaries for Named Executive Officers

			2008 Annual Incentive
			Bonus Compensation
Named Executive Officer	2008 Base Salary	2009 Base Salary	(1)
Paul O. Bower	375,000	375,000	$271,875
Randall H. Brown	253,000	253,000	$201,135
Craig L. Cardwell	197,000	197,000	$142,825
Thomas J. Hickey	168,500	168,500	$76,668
Thomas Trubiana	190,000	190,000	$134,700	(2)

(1)	Amounts listed in this column reflect annual incentive cash bonuses paid pursuant to the Incentive Compensation Plan for Executive Officers.

(2)
During 2008, Mr. Trubiana was eligible to participate in the Incentive Compensation Plan for Executive Officers and to receive accrued bonuses under the On-Campus Student Housing Development Bonus Plan which were earned prior to January 1, 2007; however, he is only eligible to receive a maximum of the greater of the amounts awarded under the Incentive Compensation Plan for Executive Officers and received pursuant to the On-Campus Student Housing Development Bonus Plan. During 2008, the bonus Mr. Trubiana received from the On-Campus Student Housing Development Bonus Plan was $26,800 for a development project initiated in 2006. Mr. Trubiana received the remaining $134,700 of the $161,500 he was eligible for under the Incentive Compensation Plan for Executive Officers.